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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


                          Date of Report: June 19, 2001


                       ACTRADE FINANCIAL TECHNOLOGIES LTD.
                     (Formerly Actrade International, Ltd.)



         Delaware                0-18711             13-3437739
(State or other jurisdic-     (Commission File       (IRS Employer
tion of incorporation)            Number)            Identification
                                                     Number)


                   7 Penn Plaza, Suite 422, New York, NY 10001
                    (Address of Principal Executive Offices)

                  Registrant's Telephone Number: (212) 563-1036

           Former Name or Former Address If Changed Since Last Report:
                          Actrade International, Ltd.








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Item 5.  Other Events

In light of recent developments with Amwest Surety Co. ("Amwest") discussed below, Actrade Financial Technologies, Ltd., Registrant, has elected to write off approximately $5.4 million in the fourth quarter of fiscal 2001 to cover losses on defaulted drafts that had been insured by Amwest. The circumstances of these defaults and the particulars of the ensuing litigation with Amwest were disclosed in Actrade's filings with the Securities and Exchange Commission in prior periods. Essentially, the on-going litigation with the surety company is based on Amwest's refusal to pay Actrade's claims on several surety bonds that covered the losses incurred.

On June 7, 2001 an Order for the liquidation of Amwest was entered by the District Court of Lancaster County Nebraska and the Nebraska District Court judge subsequently barred any legal action or proceeding against Amwest that might lessen the value of its assets or prejudice the rights of policyholders, creditors or shareholders. A court-appointed liquidator was installed with the authority to administer Amwest's assets under the Court's supervision, as a means of resolving outstanding claims against Amwest. As a result, at present, all court proceedings between Actrade and Amwest in both Georgia and California have been stayed. Although Actrade will continue to pursue its legal rights in court, while attempting to collect the defaulted amounts from Amwest, Amwest's re-insurance companies and others involved in the litigation, management has decided it will write off the entire amount of its claim during the fourth quarter of fiscal 2001.

The cash used to fund the defaulted TADs was drawn from Actrade's bank credit lines in previous years and, as of the date hereof, been paid back. Consequently, in management's opinion, this write off will not impact Registrant's cash flow or its ability to continue to expand the business operations of Actrade Capital, Inc. However, the write off in the current quarter will affect Registrant's reported earnings for both the fourth quarter and for fiscal 2001 which ends June 30, 2001.









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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  June 19, 2001          ACTRADE FINANCIAL TECHNOLOGIES LTD.


                               By: /s/ Alexander C. Stonkus
                                  -------------------------------
                                  Alexander C. Stonkus, Chief Executive Officer